Exhibit 10.3

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of August 31, 2022 (the “Effective Date”), by and among Ring Energy, Inc., a Nevada corporation (the “Company”), Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”) and Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo,” together with Stronghold OpCo, collectively, the “Stockholders” and each, a “Stockholder”). Terms used but not otherwise defined herein shall have the meaning set forth in that certain Purchase and Sale Agreement, dated as of July 1, 2022, by and among the Stockholders and the Company (as amended, restated or otherwise modified from time to time and together with all exhibits, schedules, and other attachments thereto, the “Purchase Agreement”).

RECITALS

WHEREAS, the Company and the Stockholders are parties to the Purchase Agreement, pursuant to which, and subject to the terms and conditions contained therein, the Company has agreed to issue 21,339,986 shares of fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and 153,176 shares of fully paid and nonassessable shares of preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) that are convertible into shares of Common Stock pursuant to the terms of the Certificate of Designation for the Series A Preferred Stock (the “Certificate of Designation”) adopted by the Company as of the date hereof;

WHEREAS, the Company and the Stockholders desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) the governance of the Company and (b) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01          Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” with respect to any party to this Agreement, means any Person directly or indirectly controlled by, controlling, or under common control with, such party, including any subsidiary of such party and any “affiliate” of such party within the meaning of Rule 12b-2 of the Exchange Act. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Incorporation” means the Articles of Incorporation of the Company (as amended from time to time in accordance with the Nevada Revised Statutes.)

“Beneficial Owner” (including its correlative meanings, “Beneficial Own,” “Beneficial Ownership” and “Beneficially Owned”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of the Stockholder Parties for purposes of this Agreement, including Section 2.01(a), shall be deemed to give effect to the conversion of the Series A Preferred Stock and all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of the receipt of Stockholder Approval or any vesting period of any such security. Notwithstanding anything to the contrary in the preceding proviso or elsewhere in this Agreement, the Stockholder Parties shall at no time hold or shall be deemed to hold or exercise greater than 19.9% of the Company’s outstanding voting power prior to the receipt of Stockholder Approval.

“Board” means the board of directors of the Company.

“Bylaws” means the Bylaws of the Company as amended from time to time in accordance with this Agreement.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Change of Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) of securities (excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock) representing more than 50% of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company (provided that the equityholders of any entity with a class of securities listed on a national securities exchange shall constitute a “group” for purposes of this clause (A)); (B) approval by the Company or any of its subsidiaries of any sale or disposition of substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Company of any merger, consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation.

“Company” has the meaning set forth in the Preamble.

“Directed Opportunity” has the meaning set forth in Section 3.01(a).

“Effective Date” has the meaning set forth in the Preamble.

“ESG Committee” means the Nominating, Environmental, Social and Governance Committee of the Board, or any successor committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Junior Securities” means any shares of Common Stock or any other class or series of stock issued by the Company ranking junior as to the Series A Preferred Stock with respect to payment of distributions, or upon liquidation, dissolution or winding up of the Company that the Company issued as of the date hereof without the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon or consent thereto, voting or consenting, as the case may be, separately as a single class.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“High Threshold Amount” has the meaning set forth in Section 2.01(b).

“Legal Requirements” means any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.

“Low Threshold Amount” has the meaning set forth in Section 2.01(b).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Permitted Transfer” has the meaning set forth in Section 5.08.

“Permitted Transferee(s)” means the direct or indirect members, stockholders, partners or other equityholders (as the case may be) of Stronghold OpCo and Stronghold RoyaltyCo.

“Purchase Agreement” has the meaning set forth in the Preamble.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Special Committee” means one or more committees of the Board established for the purpose of considering, reviewing, evaluating or negotiating proposals for a Change of Control, merger, business combination, restructuring or other strategic transaction or strategic alternative or any other transaction involving an actual or potential conflict of interest with any Affiliate or employee of the Company other than the Stockholders and their Affiliates; provided, that the Audit Committee of the Board shall not be considered a special committee, regardless of the authority delegated to the Audit Committee.

“Specified Party” has the meaning set forth in Section 3.01(a).

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Approval” means the affirmative vote of a majority of a quorum of Common Stock entitled to vote in a meeting of stockholders of the Company present in person or by proxy at such meeting of stockholders in favor of the issuance of the Common Stock issuable upon conversion of the Series A Preferred Stock issued pursuant to the Purchase Agreement.

“Stockholder Parties” means the Stockholders, the Permitted Transferees and their respective Affiliates in accordance with the terms, conditions and provisions of this Agreement.

“Stronghold Director” has the meaning in Section 2.01(a).

“Stronghold OpCo” has the meaning set forth in the Preamble.

“Stronghold RoyaltyCo” has the meaning set forth in the Preamble.

Section 1.02          Other Definitional and Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to the Preamble, Recitals, Articles and Sections shall refer to the Preamble, Recitals, Articles and Sections of this Agreement, unless otherwise specified. The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to “include,” “includes” and “including” in this Agreement shall be deemed to be followed by the words “without limitation,” whether or not so specified. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted.

ARTICLE II
BOARD RIGHTS

Section 2.01          Board Designees.

(a)          As of the Effective Date, the Stockholder Parties shall have the right to designate two directors to (i) the Board (each, a “Stronghold Director”) and (ii) any one or more Special Committees that the Board may from time to time resolve to establish, subject to compliance with any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and any other applicable law. The Board shall appoint (I) one director that the Stockholder Parties designate in their sole discretion and (II) a second director that the Stockholder Parties designate, subject to approval of the qualifications of such second director by the ESG Committee, acting in good faith (such approval to be provided or withheld within 10 days of the designation of any such director by the Stockholder Parties and not to be unreasonably withheld, conditioned or delayed), and, subject to Sections 2.01(d) and 2.01(f), take all actions necessary or appropriate to appoint both Stronghold Directors so selected as promptly as reasonably practicable (x) as directors of the Board, effective as of the Effective Date, and (y) as members of any Special Committee, in each case, effective as of the date the Board establishes such Special Committee. The size of the Board shall be automatically increased or decreased, if necessary, to allow for the election, resignation or removal of the Stronghold Directors, as the case may be.

(b)          After the Effective Date, the Stockholder Parties shall have the right to designate (i) two Stronghold Directors to the Board and any Special Committee to be established from time to time, for so long as the Stockholder Parties Beneficially Own at least 15% of the issued and outstanding Common Stock, excluding, for purposes of the calculations of such issued and outstanding Common Stock, any Excluded Junior Securities (the “High Threshold Amount”), or (ii) one Stronghold Director to the Board and any Special Committee to be established from time to time, for so long as the Stronghold Parties Beneficially Owns at least 10%, but less than 15% of the issued and outstanding Common Stock, in each case, excluding, for purposes of calculating such issued and outstanding Common Stock, any Excluded Junior Securities (the “Low Threshold Amount”). For so long as the Stockholder Parties meet the Beneficial Ownership threshold for either the Low Threshold Amount of the High Threshold Amount, the Stockholder Parties shall be entitled to nominate the applicable number of Stronghold Directors, and the Company shall, at each annual meeting of the stockholders of the Company at which any Stronghold Director’s term as a director expires, use reasonable best efforts to (x) nominate the applicable number of Stronghold Directors for election to the Board, (y) recommend that the holders of the Company’s voting stock vote in favor of such Stronghold Directors and (z) cause the Stronghold Directors to be elected to the Board. If, following election to the Board, one or both of the Stronghold Directors resigns, is removed, or is otherwise unable to serve for any reason (including as a result of death or disability) then, the Stockholder Parties shall be entitled to designate a replacement Stronghold Director, and the Board shall use reasonable best efforts to cause such replacement Stronghold Director to fill such vacancy and to be appointed to the Board and to any applicable Special Committee. If a Stronghold Director is not re-elected and the Stockholder Parties still have the right to designate the Stronghold Director, then the Stockholder Parties shall be entitled to designate a replacement Stronghold Director, and the Board shall appoint such replacement Stronghold Director to the Board and to any applicable Special Committee. Any vacancy in the office of a Stronghold Director shall be filled only by the holders of a majority of the Common Stock held by Stockholder Parties. At any time that the Stockholder Parties are entitled to nominate two Stronghold Directors, notwithstanding anything to the contrary in this Agreement, the second Stronghold Director must be a candidate whose nomination was approved by the ESG Committee, acting in good faith (such approval to be provided or withheld within 10 days of the designation of any such director by the Stockholder Parties and not to be unreasonably withheld, conditioned or delayed).

(c)          In the event that the Stockholder Parties cease to hold the High Threshold Amount that entitles them to nominate two (2) Stronghold Directors as provided above, if requested by the Board, one Stronghold Director shall offer his or her resignation as a director. In the event that the Stockholder Parties cease to hold the Low Threshold Amount that entitles the Stockholders to nominate one Stronghold Director as provided above, if requested by the Board, the Stronghold Director shall offer his or her resignation as a director, and the Stockholder Parties shall no longer have any rights under this Agreement with respect to the Stronghold Directors.

(d)          In addition to requirements relating to the ESG Committee and the second Stronghold Director set forth above, each Stronghold Director: (x) must meet in all material respects all of the requirements of a director of the Company and (y) must not be prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or any other applicable law. Notwithstanding anything to the contrary in this Section 2.01, the parties hereto agree that the Board shall retain the right to object to the nomination, election or appointment of any Stronghold Director for service on the Board or any committee of the Board if the Board determines in good faith, after consultation with its outside legal counsel, that such Stronghold Director fails to meet the criteria set forth above. In the event that the Board objects to the nomination, election or appointment of any Stronghold Director to the Board pursuant to the terms of this Section 2.01, and such Stronghold Director in fact fails to meet the criteria set forth above, the Board shall nominate or appoint, as applicable, another individual designated by the Stockholder Parties who meets the criteria set forth in this Section 2.01.

(e)          Subject to Section 2.01(f), the Company shall take all actions (to the extent such actions are permitted by applicable law) to (i) include each Stronghold Director in the slate of director nominees for election by the Company’s stockholders at each of the Company’s subsequent annual general meetings following entry into this Agreement and (ii) include each Stronghold Director in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board at each subsequent annual general or special meeting following entry into this Agreement, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board. The Board shall recommend that the holders of Common Stock entitled to vote for directors, as applicable, vote in favor of any such Stronghold Directors’ election and shall support the Stronghold Directors in the same manner in which the Board and the Company supports other director nominees, unless the Board determines in good faith, after consultation with outside counsel, that such recommendation and support would be inconsistent with the Board’s fiduciary duty under applicable law. Without the prior written consent of holders of a majority of the Common Stock held by Stockholder Parties, so long as the Stockholder Parties are entitled to designate any Stronghold Director for election to the Board in accordance with this Section 2.01, the Board shall not remove any Stronghold Director from his or her directorship (except as required by law or otherwise provided by the terms, conditions and provisions of this Agreement).

(f)          The Company’s obligations pursuant to Section 2.01(a) and Section 2.01(e) shall be subject to the Stronghold Director providing the following: (i) any information that is required (x) to be disclosed in any filing or report or (y) in connection with determining the independence status of the Stronghold Director under (A) the listing standards of the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; (ii) any information reasonably requested by the Company to otherwise fulfill its obligations under Section 2.01(a) and Section 2.01(e); and (iii) if required by applicable law, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected.

(g)          Subject to Section 2.01(b), a Stronghold Director is not appointed, nominated or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for any other reason, (i) the Stockholder Parties shall be entitled to designate another designee following the failure of such Stronghold Director to be appointed, nominated or elected to the Board, and (ii) the director position for which the original Stronghold Director was nominated, appointed or elected shall remain vacant until another Stronghold Director nominee designated by the Stockholder Parties pursuant to clause (i) of this Section 2.01(g) is appointed or elected to such position.

(h)          Subject to Section 2.01(b) and Section 2.01(g), if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Stronghold Director or for any other reason, the Stockholder Parties shall be entitled to designate such person’s successor, and the Board shall promptly fill the vacancy with such successor as directed by the Stockholder Parties, it being understood that any such successor designee shall serve the remainder of the term of the Stronghold Director whom such designee replaces in accordance with the Company’s Articles of Incorporation.

(i)          Notwithstanding anything to the contrary in this Agreement, the Stockholders shall cause any Stronghold Directors to resign from the Board and any committees thereof if any such Stronghold Director, as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director of the Company or a member of any such committees under any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or by any other applicable law; provided, however, that, subject to the limitations set forth in this Section 2.01, the Stockholder Parties shall have the right to replace such resigning Stronghold Director with a new Stronghold Director, such newly named Stronghold Directors to be appointed promptly to the Board in place of the resigning Stronghold Director in the manner set forth in the Articles of Incorporation and the Certificate of Designation for filling vacancies on the Board. Nothing in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Stronghold Director, whether during or after such person’s service on the Board.

Section 2.02          Compensation; Reimbursement of Expenses.

(a)          The parties hereto agree that each Stronghold Director shall be entitled to, unless waived by such Stronghold Director, cash compensation (but not, with respect to any Stronghold Director who is an employee of Warburg Pincus, LLC or its Affiliates, any equity compensation) from the Company in connection with his or her service as a director of the Board to the same extent as the Company provides any such compensation to the other non-executive members of the Board; provided, that the Stronghold Director has the right to assign such compensation to any Stockholder Party (or its Affiliate).

(b)          Each Stronghold Director shall be entitled to reimbursement of expenses and indemnification in the same manner and to the same extent as the other members of the Board, in accordance with the Company’s organizational documents and applicable Nevada Legal Requirements. Any director minimum ownership requirements shall be deemed satisfied in respect of each Stronghold Director, by the Common Stock Beneficially Owned by the Stockholder Parties.

Section 2.03          Indemnification, Exculpation and Insurance. The Company shall maintain in effect at all times directors’ and officers’ indemnity insurance covering the Stronghold Director, and shall advance any related expenses, in each case, to the same extent and on substantially the same terms as any directors’ and officers’ indemnity insurance maintained by the Company with respect to the other non-executive members of the Board. Any such directors’ and officers’ indemnity insurance shall be primary to any insurance coverage for any of the Stronghold Directors maintained by any of the Stockholder Parties. Except as otherwise provided in the Articles of Incorporation or the Bylaws, the Stockholders acknowledge that each Stronghold Director will be subject to all applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors; provided, that no such policies or guidelines shall restrict any transfer of securities by the Stockholder Parties (other than with respect to a Stronghold Director solely in his or her individual capacity), or impose any personal stock ownership requirement for any Stronghold Director.

Article III
STOCKHOLDER AND COMPANY COVENANTS

Section 3.01          Business Opportunities.

(a)          To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Stockholder Parties or any of their respective officers, directors, agents, equityholders, members, partners, Affiliates and subsidiaries (other than the Company and its subsidiaries) (each, a “Specified Party”) or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any stockholder, for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director of the Company and who is offered a business opportunity in his or her capacity as a director or officer of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company; provided, however, that all of the protections of this Section 3.01 shall otherwise apply to other Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of such Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another Person.

(b)          Neither the amendment nor repeal of this Section 3.01, nor the adoption of any provision of the Articles of Incorporation or the Bylaws, nor, to the fullest extent permitted by Nevada law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c)          If any provision or provisions of this Section 3.01 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 3.01 (including, without limitation, each portion of any section of this Section 3.01 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Article IV
EFFECTIVENESS AND TERMINATION

Section 4.01          Termination. Except for Section 2.02, Article III, this Article IV and Article V, which shall each survive any termination of this Agreement, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that the Stockholder Parties cease to Beneficially Own the Low Threshold Amount.

Article V
MISCELLANEOUS

Section 5.01          Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (“E-mail”) with receipt acknowledged, with the receiving party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and E-mail addresses set forth below (or to such other recipients or addresses as a party may from time to time designate by notice to the other party):

(a)            if to the Company, to:

Ring Energy, Inc.
1725 Hughes Landing Blvd., Suite 900
The Woodlands, Texas 77380
Attention: Paul D. McKinney, Chief Executive Officer
E-mail: pmckinney@ringenergy.com

With copies (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Attention: Reid A. Godbolt

Adam J. Fogoros

E-mail: rgodbolt@joneskeller.com

adamf@joneskeller.com

(b)           if to the Stockholders, to:

Stronghold Energy II Operating, LLC

508 W. Wall St., Suite 550

Midland, TX 79701
Attention: Caleb Weatherl
E-mail: caleb.weatherl@strongholdoperating.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 48th Floor

Houston, TX 77002

Attention: Rahul D. Vashi, P.C.

Alia Y. Heintz

E-mail: rahul.vashi@kirkland.com

alia.heintz@kirkland.com

Kirkland & Ellis LLP

401 Congress Avenue, 25th Floor

Austin, TX 78701

Attention: Adam D. Larson, P.C.

E-mail: adam.larson@kirkland.com

Notices will be deemed to have been given hereunder when personally delivered or when receipt of E-mail has been acknowledged by non-automated response, one calendar day after deposit with a nationally recognized overnight courier and five calendar days after deposit in U.S. mail.

Section 5.02          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 5.03          Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 5.04          Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Purchase Agreement, the Registration Rights Agreement, and the Certificate of Designation) (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto and the Stockholder Parties (each of whom is an express third party beneficiary of this Agreement, any rights or remedies hereunder.

Section 5.05          Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 5.06          Governing Law; Jurisdiction; Services of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by this Agreement or the rights, duties and the legal relations among the Parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction, except for, any matters related to real property which shall be governed by the laws of the state where such real property is located. The Parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Houston, Texas for any action arising out of this Agreement or any transaction contemplated by this Agreement. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any transaction contemplated by this Agreement shall be exclusively litigated in such courts described above having sites in Houston, Texas and each Party irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement or any transaction contemplated under this Agreement. The Parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a party to this Agreement or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its Affiliates) irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 5.06.

Section 5.07          Amendments; Waivers.

(a)          No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.08          Transfer or Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be transferred or assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that any of the Stockholders may from time to time transfer or assign their rights, interests and obligations under this Agreement, in whole or in part (a “Permitted Transfer”), to one or more Permitted Transferees who agrees in writing in a joinder to this Agreement to be bound by the provisions of this Agreement, including the rights, interests and obligations so transferred or assigned; provided, further, that (x) no such Permitted Transfer or assignment shall relieve such Stockholder of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective Permitted Transferees and other successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

STRONGHOLD ENERGY II OPERATING, LLC

By:	/s/ Caleb Weatherl
Name:	Caleb Weatherl
Title:	President and Chief Financial Officer

STRONGHOLD ENERGY II ROYALTIES, LP

By:	/s/ Caleb Weatherl
Name:	Caleb Weatherl
Title:	President and Chief Financial Officer

RING ENERGY, INC.

By:	/s/ Travis T. Thomas
Name:	Travis T. Thomas
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Director Nomination Agreement]